Exhibit 2.5

Execution Version

FIRST AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement (this “Amendment”), dated as of June 30, 2017, is made and entered into by and among Linn Energy Holdings, LLC, a Delaware limited liability company, and Linn Operating, LLC, a Delaware limited liability company (collectively, “Seller”) and Denbury Onshore, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are each referred to as a “Party” and collectively referred to as the “Parties.” Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the PSA (as hereinafter defined).

WHEREAS, Seller and Buyer are parties to that certain Purchase and Sale Agreement, dated as of May 25, 2017 (as amended by this Amendment and as further amended from time to time, the “PSA”); and

WHEREAS, the Parties desire to amend the PSA as more specifically set forth in this Amendment.

NOW, THEREFORE, in consideration of the closing of the transactions contemplated under the PSA, the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendments to the PSA. Pursuant to Section 12.07 of the PSA and notwithstanding anything to the contrary in the PSA, the following amendments to the PSA are made effective as of the Execution Date:

(a) Exhibit A to the PSA is hereby deleted in its entirety and replaced with Exhibit A attached hereto; and

(b) Exhibit B to the PSA is hereby deleted in its entirety and replaced with Exhibit B attached hereto.

2. Defect Notice Waiver. Buyer hereby waives all Title Defects asserted in that certain Title Defect Notice delivered by Buyer to Seller on June 26, 2017.

3. Compliance with PSA. The Parties acknowledge that this Amendment complies with the requirements to alter or amend the PSA, as stated in Section 12.07 of the PSA. The PSA, as amended herein, is ratified and confirmed, and all other terms and conditions of the PSA not modified by this the Amendment shall remain in full force and effect. All references to the PSA shall be considered to be references to the PSA as modified by Amendment.

4. Incorporation. The Parties acknowledge that this Amendment shall be governed by the terms of Article XII of the Purchase Agreement and such provisions shall be incorporated herein, mutatis mutandis.

5. Counterparts. This Amendment may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Amendment and all of which, when taken together, shall be deemed to constitute one and the same agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first written above.

SELLER:

Linn Energy Holdings, LLC

By:	/s/ Carlos A. De Ayala
Name: Carlos A. De Ayala
Title: Vice President, Business Development and Strategy Planning

Linn Operating, LLC

By:	/s/ Carlos A. De Ayala
Name: Carlos A. De Ayala
Title: Vice President, Business Development and Strategy Planning

[Signature Page to First Amendment to Purchase and Sale Agreement]

BUYER:

Denbury Onshore, LLC

By:	/s/ John Kleckner
Name: John Kleckner
Title: Director - Acquisitions and Divestitures

[Signature Page to First Amendment to Purchase and Sale Agreement]